Exhibit 10.7

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made and is effective this 11th day of April, 2016 (the “Effective Date”) between IMARA, INC., a Delaware, U.S.A. corporation (“Licensee”) and having an address at 700 Technology Square, 3rd Floor, Cambridge, MA 02139, and H. LUNDBECK A/S, a for profit corporation organized and existing under the laws of Denmark with company registration no. (CVR) 56759913 (“Licensor”) and having an address at Ottiliavej 9, DK-2500 Valby, Copenhagen, Denmark. Licensee and Licensor are each referred to as a “Party” and collectively referred to as the “Parties.”

Recitals

WHEREAS, Licensee is engaged in the research and development of therapeutics for the treatment of orphan diseases;

WHEREAS, Licensor possesses certain compounds and related intellectual property rights potentially useful for the research, development, and commercialization of therapeutics for the treatment of orphan diseases; and

WHEREAS, Licensee wishes to obtain, and Licensor wishes to grant to Licensee, an exclusive, royalty-bearing license under the Licensed Patent Rights (as defined below) to develop, make, have made, use, import, offer for sale or sell or otherwise distribute Licensed Products (as defined below) within the Field (as defined below), with the right to sublicense, in all cases subject to the terms and conditions of this Agreement;

NOW THEREFORE, Licensor and Licensee, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

1.1.    “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.2.    “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” shall refer to (i) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such

Person and (ii) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3.    “Additional Patent Cases” means patents or patent applications, including any patent applications set forth on Exhibit D under the heading “Additional Patent Cases,” and any and all related Patent Rights (other than the Patent Rights with respect to the Primary Patent Cases), anywhere in the world, owned by or exclusively licensed to Licensor during the Term that Cover one or more Licensed Compounds, which Licensed Compounds are Covered by a Patent Right anywhere in the world and, with respect to patent applications or patents exclusively licensed to Licensor, that may be sublicensed to Licensee without (i) triggering payment obligations to a Third Party, unless Licensee has agreed in writing to (a) make any such payments arising from Licensee’s exercise of rights sublicensed to Licensee and (b) comply with any terms and conditions applicable to the exercise of such sublicensed rights, or (ii) violating any agreement with any Third Party (including with respect to any of the rights granted to Licensee herein).

1.4.    “Back-Up Compound” means a compound that is designated as a Back-Up Compound pursuant to Section 2.1(b).

1.5.    “Business Days” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts or Denmark are authorized by Law to remain closed.

1.6.    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year hereunder shall commence on the Effective Date and the final Calendar hereunder shall end on the effective date of termination or expiration of this Agreement.

1.7.    “Combination Product” means (i) a combination of a Product with another product (including in the case of a drug, another active ingredient) which is not a Product or (ii) the sale of a Product in a bundle with other products.

1.8.    “Commercialization” or “Commercialize” means any and all activities that relate to producing, manufacturing, marketing, promoting, distributing, importing or selling a product, including activities related to regulatory review and/or approval of a product.

1.9.    “Compound Improvement” means a compound that is an enhancement, improvement, modification or derivative of a Licensed Compound, which enhancement, improvement, modification or derivative is Covered by a [**] anywhere in the world.

1.10.    “Compound Improvement Event” means the development event set forth in Exhibit A.

1.11.    “Compound Improvement Term” means the period commencing on the Effective Date and ending on the earlier of (i) the date on which [**] Back-Up Compounds have been identified by Licensee and approved by Licensor in accordance with Section 2.1(b), (ii) the [**] of the Effective Date, or (iii) the date on which Licensee [**] involving a Licensed Compound.

1.12.    [RESERVED]

1.13.    “Confidential Information” means any confidential or proprietary information furnished by one Party to the other Party in connection with this Agreement, provided that such information is (i) specifically designated as confidential or (ii) reasonably identifiable by an individual familiar with the industry as confidential or proprietary. Confidential Information includes:

(a)    non-public information disclosed by Licensee to Licensor in reports submitted by Licensee to Licensor pursuant to Section 3.2, 3.3 or 4.6(a) and through audits conducted by Licensor pursuant to Section 4.6(b);

(b)    non-public information disclosed by Licensor to Licensee in reports submitted by Licensor to Licensee pursuant to Section 3.3; and

(b)    non-public information disclosed by Licensor to Licensee relating to patent application prosecution files for the Licensed Patent Rights.

1.14.    “Controlled” means, with respect to Patent Rights or Know-How, that a Party owns or has a license or sublicense to such Patent Rights or Know-How and has the ability to grant a license or sublicense to such Patent Rights or Know-How as provided for in this Agreement, or has the ability to assign its right, title and interest in and to such Patent Rights or Know-How, without violating the terms of any agreement or other arrangement with any Third Party.

1.15.    “Cover,” “Covering” or “Covered” means, with respect to a product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.16.    “Designated Compounds” mean the two Licensed Compounds set forth on Exhibit B, and all [**] thereof, which may be replaced by other Licensed Compounds by Licensee in accordance with Section 2.4.

1.17.    “Field” means prevention, treatment or diagnosis of disorders and/or diseases related to Hemoglobinopathies (HGP), including Sickle Cell Disease.

1.18.    “Field of Use Sales” means Net Sales of Licensee PDE9 Products.

1.19.    “First Commercial Sale” means, with respect to a Product and a country, the first bona fide, arms-length sale of such Product in such country by or on behalf of Licensee or a Related Party after receipt of Regulatory Approval in the jurisdiction in question; provided, that, for clarity First Commercial Sale does not include the sale of a Product for compassionate use or clinical trial.

1.20.    “Financing Threshold” means an aggregate total investment of [**] U.S. Dollars ($[**]) in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.

1.21.    “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.22.    “Invention” means any new and useful process, article of manufacture, compound, composition of matter, formulation or apparatus, or any improvement thereof, discovery or finding, whether or not patentable.

1.23.    “Know-How” means any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials, methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, regulatory filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

1.24.    “Law” means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to a Party, this Agreement or the activities contemplated hereunder.

1.25.    “Licensed Compounds” mean the PDE9 Inhibitors set forth on Exhibit C and any Back-Up Compounds and, in each case, all [**] thereof.

1.26.    “Licensed Know-How” means Know How that is owned by or licensed to Licensor, as of the Effective Date, and that is required or useful, but with respect to useful, solely to the extent expressly made available to Licensee for licensing in writing by Licensor, in Licensor’s sole discretion, in researching, developing, using, manufacturing or Commercializing Licensed Products, and, with respect to Know How licensed to Licensor, that may be sublicensed to Licensee without (i) triggering payment obligations to a Third Party, unless Licensee has agreed in writing to (a) make any such payments arising from Licensee’s exercise of rights sublicensed to Licensee and (b) comply with any terms and conditions applicable to the exercise of such sublicensed rights, or (ii) violating any agreement with any Third Party (including with respect to any of the rights granted to Licensee herein). Any Licensed Know-How transferred from Licensor to Licensee pursuant to the technology transfer plan contemplated by Section 2.8 shall be deemed “expressly made available to Licensee for licensing in writing by Licensor” for purposes of this definition.

1.27.    “Licensed Patent Rights” means any patents or patent applications and any and all related Patent Rights (a) comprising a Primary Patent Case or Additional Patent Case, or (b) arising from a Primary Patent Case or Additional Patent Case, or (c) Covering a Compound Improvement, in each of cases (b) and (c) that is Controlled by Licensor.

1.28.    “Licensed Product” means any product comprising or containing a Licensed Compound.

1.29.    “Licensed Technology” means the Licensed Patent Rights and Licensed Know-How.

1.30.    “Licensee PDE9 Product” means a product that is or comprises a PDE9 Inhibitor that is not a Licensed Product. Notwithstanding anything in this Agreement to the contrary, Licensee PDE9 Product shall not include a product that is or comprises a PDE9 Inhibitor owned or controlled by an assignee in an assignment of this Agreement or by a constituent party (other than Licensee) to a Change in Control: (a) prior to such assignment or Change in Control; or (b) after such assignment or Change in Control unless such product is or comprises a PDE9 Inhibitor that was owned or controlled by Licensee immediately prior to such assignment.

1.31.    “Listed Countries” means the countries listed on Exhibit E, as amended from time to time in accordance with this Section 1.31. Licensee may, in its sole discretion, add or remove countries from the Listed Countries and amend Exhibit E upon written notice to Licensor.

1.32.     “NDA” means a New Drug Application (as defined in the United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (21 C.F.R. §§ 314 et seq.).

1.33.    “Net Sales” shall mean the gross amount invoiced for Products sold by Licensee or a Related Party to Third Party end users, in bona-fide arm’s length transactions less the following deductions:

(a)    customary trade, quantity or cash discounts and rebates;

(b)    return, rejection or recall of Products;

(c)    rebates and allowances, chargebacks, and retroactive price reductions, including those granted to wholesalers, buying groups and retailers;

(d)    credits, reserves and allowances for bad debts, uncollectible amounts and charge-offs; provided that, (i) any such amounts shall not exceed [**]% of Net Sales during the applicable quarter, and (ii) if such amounts deducted are subsequently paid to or recovered by Licensee, such paid or recovered amounts shall be included within Net Sales (subject to the other offsets or deductions provided herein as applicable);

(e)    transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case paid or incurred by Licensee and, in each case, included as a specific line item on an invoice or other document of sale delivered to the purchaser, and in any event not exceeding [**]% of Net Sales during the applicable quarter; and

(f)    taxes, duties, excises or other governmental charges or levies charged upon the import, export, production, sale, transportation, delivery or use of goods (other than income taxes).

Net Sales on Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean the average amount invoiced in arms-length sales of the same or equivalent Products during the applicable royalty reporting period in the same country, and if no such sales have occurred, shall be the fair market value of the transferred Product(s).

For clarity, Net Sales shall not include the distribution of a Product free of charge for promotional samples, clinical studies, compassionate use, named patient programs, or test marketing, provided that if any amounts are actually received for such Product, such amounts shall be included in the calculation of Net Sales hereunder.

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

The above deductions shall be the only deductions made in net sales and only to the extent such deductions are actually taken and documented as attributable to Product, and in all cases in a manner consistent with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) consistently employed with respect to external reporting.

In the event Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other products included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value of all other products included in the Combination Product. In such event, Licensee shall in good faith make a determination of the respective fair market values of the Product and all other products included in the Combination Product, and shall notify Licensor of such determination and provide Licensor with data to support such determination. Licensor shall have the right to review such determination of fair market values and, if Licensor disagrees with such determination, to notify Licensee of such disagreement within [**] after Licensee notifies Licensor of such determination. If Licensor notifies Licensee that Licensor disagrees with such determination within such [**] period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Section 10.11.

1.34.    “Patent Rights” means with respect to any patents or patent applications, any and all (a) patents issuing from such patent applications, (b) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications and any patent or patent application specified in (a), (b) or (c), or (ii) any patent or patent application from which such patents and patent applications or a patent or patent application specified in (a), (b) or (c) claims and is entitled to claim priority; (d) all rights of priority attendant to such patents and patent applications and any of the patents and patent applications listed in (a) through (c); and (e) in each case of such patents and patent applications and of the patents and patent applications described in (a) through (d), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.35.    “PDE9 Inhibitor” means any and all inhibitors of phosphodiesterase type 9.

1.36.    “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including a Party, or any government or agency or political subdivision thereof.

1.37.    “Phase 1 Clinical Trial” means, as to a specific Licensed Product, a human clinical trial in subjects (whether or not patients) in any country that is intended as a study of such product designed to satisfy the requirements of 21 C.F.R. § 312.21(a) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.38.    “Phase 1b Clinical Trial” means, as to a specific Licensed Product, a human clinical trial in patients in any country that is intended as a study of such product designed to satisfy the requirements of 21 C.F.R. § 312.21(a) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.39.    “Phase 2 Clinical Trial” means, as to a specific Licensed Product, a human clinical trial in any country that is intended to preliminarily evaluate the efficacy and safety or dose-ranging of such product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.40.    “Phase 3 Clinical Trial” means, as to a specific Licensed Product, (a) a human clinical trial in any country, whether controlled or uncontrolled, that is performed to obtain Regulatory Approval of such product after preliminary evidence suggesting effectiveness of such product under evaluation has been obtained, and intended to confirm with statistical significance the efficacy and safety of such product, to evaluate the overall benefit-risk relationship of such product and to provide an adequate basis for physician labeling, or (b) a human clinical trial of such product that satisfies the requirements of 21 C.F.R. § 312.21(c) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.41.    “Primary Patent Cases” means the Lundbeck patent cases [**] as further described in Exhibit D under the heading “Primary Patent Cases.”

1.42.    “Products” means Licensed Products or Licensee PDE9 Products, as the context requires.

1.43.    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to the applicable Patent Rights, the preparation, filing, prosecution and maintenance of such Patent Rights, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Rights, together with the initiation or defense of interferences, the initiation or defense of oppositions, post grant review, and other similar proceedings with respect to the particular Patent Rights, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to Patent Rights.

1.44.    “Regulatory Approval” means, with respect to a country or territory, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a pharmaceutical product in such country or territory, including, as applicable, approval of an NDA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction.

1.45.    “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.46.    “Related Party” means Licensee’s Affiliates, Sublicensees, and Third Parties granted rights by Licensee or its Affiliates with respect to Licensee PDE9 Products.

1.47.    “Restricted Stock Agreement” means a Restricted Stock Agreement in the form attached hereto as Exhibit F, entered into by and between Licensee and Licensor in connection with the issuance of equity securities by Licensee under Section 4.2.

1.48.    “Royalty Term” means, (a) with respect to each Licensed Product in each country, the period commencing on the First Commercial Sale of such Licensed Product in such country and continuing until the later of (i) the date that is ten (10) years after the date of such First Commercial Sale of such Licensed Product in such country, or (ii) the expiration of the last Valid Claim of a Licensed Patent Right Covering such Licensed Product or the Licensed Compound that is or is contained in such Licensed Product and (b) with respect to each Licensee PDE9 Product in each country, the period commencing on the First Commercial Sale of such Licensee PDE9 Product in such country and continuing until ten (10) years after the date of such First Commercial Sale of such Licensee PDE9 Product.

1.49.    “Sublicensee” shall have the meaning set forth in Section 2.2(a).

1.50.    “Term” means the term of this Agreement as provided in Section 9.1.

1.51.    “Third Party” means any Person other than a Party or any of its Affiliates.

1.52.    “Valid Claim” means (a) a claim of an issued patent that has not expired or been donated to the public, abandoned, disclaimed or admitted to be or rendered unenforceable through reissue, disclaimer or otherwise, nor been revoked, held invalid, unpatentable or unenforceable or revoked by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (b) a claim within a patent application (i) which application has not been pending for more than [**] years from the date of its priority filing date or (ii) which claim has not been revoked, cancelled, withdrawn or abandoned, or held invalid, unallowable or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable decision or judgment (or decision or judgment from which no appeal was taken within the allowable time period). For clarity, the determination whether a given claim is invalid, unallowable or abandoned shall be made on a claim-by-claim basis and a ruling with respect to a given claim will not be deemed to apply to any other claim or patent.

1.53.    Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section

AAA	10.11(a)(i)

Achievement Due Date	3.1

Achieved Milestone	4.3(c)

Anti-Dilution Shares	4.2(a)

Bankruptcy Code	2.8

Board	4.2(d)

Change in Control	4.2(g)

Competitor	4.2(e)

Compound Safety Data	3.3

Development Event	3.1

Enforcing Party	5.3(d)

FPFD	4.3(a)

Indemnified Party	8.3

Indemnifying Party	8.3

Infringement Action	5.3(a)

Licensee’s Code	3.5

Prosecuting Party	5.2(e)

Publication	6.4

Reporting Party	3.3

SEC Filing	6.5(c)

Shares	4.2(a)

Skipped Milestone	4.3(c)

ARTICLE 2

Grant of License; Technology Transfer

2.1    License Grant.

(a)    Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), worldwide, royalty bearing license under the Licensed Technology, with the right to grant sublicenses in accordance with Section 2.2, to research, develop, make, have made, use, sell, have sold, offer to sell, import, export and Commercialize Licensed Products within the Field. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the foregoing license shall become non-exclusive, fully-paid and perpetual with respect to such Licensed Product in such country.

(b)    Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Compound Improvement Term, a non-exclusive license under the Licensed Technology to research and develop, and make, have made, use, import and export for purposes of enabling such research and development, Compound Improvements to but not beyond the Compound Improvement Event. Licensee may request Licensor’s approval to deem such Compound Improvement a Back-Up Compound. Such request shall be accompanied by a written description of such Compound Improvement sufficient for Licensor to identify it specifically and with a written summary of the results of the research and development efforts of Licensee on such Compound Improvement. Licensor shall provide notice of its approval or rejection of such request, which approval or rejection shall be made on a reasonable basis and in good faith, within [**] after the date of such request. If Licensor does not provide such notice by the end of such [**] period, Licensee’s request shall be deemed approved. For clarity, the license granted to Licensee pursuant to this Section 2.1(b) does not include a right to sell, have sold, offer to sell or Commercialize Compound Improvements. Such rights are granted pursuant to Section 2.1(a) when and if a Compound Improvement is designated a Back-Up Compound.

(c)    Except as explicitly set forth in this Agreement, Licensor grants no license, express or implied, under its intellectual property rights to Licensee, whether by implication, estoppel or otherwise, including any rights with respect to the Licensee PDE9 Products. Licensee covenants that it will not use or practice any of Licensor’s Patent Rights licensed (or sublicensed, as applicable) to it under this Article 2 or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2, except for the purposes expressly permitted in the applicable license grant; provided, that, the [**].

(d)    Licensee hereby grants Licensor a non-exclusive, irrevocable, perpetual, worldwide, sublicenseable, and fully paid-up right and license under, in and to, all Patent Rights that Licensee Controls as of the Effective Date or at any time during the Term (except as a result of the licenses granted by Licensor hereunder) to the extent necessary for Licensor to research, develop, make, have made, use, sell, have sold, offer to sell, import, export and commercialize Licensed Products outside of the Field and subject to Section 2.3 The foregoing license shall not extend to any Patent Right owned or controlled by an assignee in an assignment of this Agreement or by a constituent party (other than Licensee) to a Change in Control: (i) prior to such assignment or Change in Control; or (ii) after such assignment or Change in Control unless such Patent Right was Controlled by Licensee immediately prior to such assignment.

(e)    Except as explicitly set forth in Section 2.1(d), Licensee grants no license, express or implied, under its intellectual property rights to Licensor, whether by implication, estoppel or otherwise, including any rights with respect to the Licensed Products outside the Field. Licensor covenants that it will not use or practice any of Licensee’s Patent Rights licensed to it under Section 2.1(d), except for the purposes expressly permitted in Section 2.1(d) ; provided, that, the [**].

2.2    Sublicensing.

(a)    Subject to Section 2.7, Licensee shall have the right to grant sublicenses under the license granted to it under Section 2.1 hereof to Affiliates and Third Parties (each, a “Sublicensee”); provided that (i) any such Sublicensees shall be prohibited from further sublicensing without the prior written consent of Licensor (provided, however, that Licensee shall have the right during the period prior to [**] of this Agreement in accordance with Section [**], if any, to grant a sublicense that includes the right to sublicense through one additional tier without such consent of Licensor, if the sub-sublicensee is an entity with [**] and [**] and [**] the activities being sub-sublicensed to it), and (ii) any such sublicense shall include additional intellectual property rights controlled by Licensee that are not licensed to it by Licensor under this Agreement. For clarity, such additional intellectual property rights include data, results, or other know-how and need not be patent rights. Licensee shall include in any sublicense terms and conditions commensurate with the obligations of Licensee under this Agreement.

(b)    If this Agreement is terminated for any reason other than by Licensee pursuant to Section 9.4 (Termination for Convenience), then, at the option of any Sublicensee not in default of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee), it shall become a direct licensee under, and subject to the terms and conditions of, this Agreement, subject only to modifications with respect to territory, field and exclusivity so as to accommodate all such Sublicensees and without application of Section 4.2 to any such Sublicensee.

2.3    Restrictive Covenant. Licensor and/or its Affiliates shall not research, develop, make, have made, use, import, export, offer to sell, sell, have sold or Commercialize the [**] within [**] anywhere in the world, and shall not grant any Third Party any right or license, or any option or other right to acquire a right or license, to research, develop, make, have made, use, import, export, offer to sell, sell, have sold or Commercialize the [**] within [**] anywhere in the world. In the event that Licensee [**] in accordance with Section [**], Licensor shall not be in breach of the obligations set forth in this Section 2.3 in connection with any activities or rights initiated and/or granted by Licensor prior to the date of such substitution, which activities or rights Licensor will, at the time of the proposed substitution, advise Licensee regarding, to the extent such activities or rights are not subject to obligations of confidentiality to a Third Party.

2.4    Designated Compounds. In the event that Licensee determines to cease the development of a Designated Compound prior to obtaining Regulatory Approval therefor, Licensee shall have the right to substitute another Licensed Compound for such Designated Compound upon written notice to Licensor (which written notice will identify both the “new” Designated Compound and the Designated Compound that is being “deselected”); provided that, at no time will there be more than [**] Designated Compounds.

2.5    Affiliates. Subject to Section 2.2, to the extent applicable, and Section 2.7, Licensee may have exercised or performed on its behalf some or all of its rights or obligations under this Agreement by one or more of Licensee’s Affiliates.

2.6    Subcontractors. Subject to Section 2.2, to the extent applicable, and Section 2.7, Licensee may subcontract the exercise or performance of some or all of its rights or obligations under this Agreement without having to grant any sublicense or sublicenses to the applicable subcontractor, provided that (a) such subcontractors obtain no rights to any Licensed Technology or Licensed Compounds.

2.7    Sublicensees, Affiliates, and Subcontractors. Notwithstanding Sections 2.2, 2.5 and 2.6, Licensee shall remain responsible for the performance by any of its Affiliates, Sublicensees and subcontractors and shall cause all such Persons to comply with all applicable provisions of this Agreement in connection with such performance. Without limiting the foregoing, Licensee shall ensure that each of its Affiliates, Sublicensees and subcontractors accepts in writing all applicable terms and conditions of this Agreement, including reporting, inspection and confidentiality obligations (at least with respect to Licensed Technology, Licensed Compounds and other Confidential Information of Licensor) consistent with those provided hereunder, and shall terminate (subject to a commercially reasonable notice and cure period, not to exceed [**]) all relevant agreements with any such Affiliate, Sublicensee or subcontractor in the case of any uncured material breach of such terms and conditions by such Person. Each Affiliate, Sublicensee and subcontractor shall also be prohibited from further sublicensing and subcontracting (except to the extent expressly permitted under Section 2.2(a)(i)). For the avoidance of doubt, (a) Licensee will remain directly responsible for all amounts owed to Licensor under this Agreement, and (b) Licensee hereby expressly waives any requirement that Licensor exhaust any right, power or remedy, or proceed against an Affiliate, Sublicensee or subcontractor, for any breach (or anticipated breach) of an obligation or failure (or anticipated failure) of performance hereunder prior to proceeding directly against Licensee.

2.8    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended or any comparable Law outside the United States (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Licensor agrees that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Law outside the United States that provide similar protection for “intellectual property.” Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

ARTICLE 3

Development and Commercialization

3.1    Diligence. Licensee shall use commercially reasonable efforts (for purposes of clarity, itself or through an Affiliate or Sublicensee) to develop, seek Regulatory Approval for, manufacture, market and otherwise Commercialize at least one (1) Licensed Product, with a goal of achieving the development events (each a “Development Event”), as specified below, by the end of the Calendar Year specified below (for each development event, the “Achievement Due Date”):

Development Plan

Development Event	Achievement Due Date
[**]	12/31/[**]
[**]	12/31/[**]
[**]	12/31/[**]

In the event an Achievement Due Date for any of the above Development Events is not achieved, Licensee shall provide written notice to Licensor regarding the reasons therefor. To the extent such delay is caused by [**], to the extent outside Licensee’s control, the period for achievement shall be extended for the duration of such delay. In the event of any other delay, the Parties shall discuss a course of action going forward, which could include Licensor terminating this Agreement pursuant to Section 9.2, to the extent applicable in the event Licensee does not elect an extension pursuant to the following sentence. Licensee may extend all of the then-remaining Achievement Due Dates (which have not yet been achieved) for each of the above Development Events, by [**], at its option on two occasions by either (i) making a payment to Licensor, in an amount of US$[**], or by agreeing to pay an additional [**]% of the next successive (after the then-most recently achieved milestone, if any) milestone payment set forth in the table in Section 4.3(a), such payment to become due at the same time when such next successive milestone payment becomes due.

3.2    Progress Reports. Until [**] after the First Commercial Sale of a Licensed Product in any [**] of [**], Licensee shall provide, within [**] after the end of each [**], a reasonably detailed written progress report to Licensor that summarizes the status of Licensee’s research and development, manufacturing, and commercialization efforts with respect to Licensed Products, on a Licensed Product-by-Licensed Product basis, during such [**]. Licensee shall also make appropriate employees of Licensee or an applicable Related Party reasonably available, at a mutually agreed date and time, at the offices of Licensee (or via teleconference), during normal business hours, no more frequently than [**] and solely within the period commencing on the date of delivery of the relevant report and ending [**] thereafter, to answer any reasonable questions that Licensor may have in connection with such report.

3.3    Pharmacovigilance. Each Party (the “Reporting Party”) agrees to provide to the other Party any toxicity findings, adverse event reports or findings, and other safety data generated, received by or known to the Reporting Party that are (or, in the absence of a specific finding, could be) attributed to Licensed Compounds (the “Compound Safety Data”) promptly after such information and/or data is received by or becomes known to the Reporting Party. With respect to the Licensor as the Reporting Party, Licensor hereby grants Licensee the right to use the Compound Safety Data for any lawful purpose in connection with the exercise by Licensee of the licenses granted to Licensee hereunder.

3.4    Compliance. Licensee shall, and shall ensure that its Affiliates and Sublicensees, and its and their subcontractors, conduct all development, manufacture and Commercialization of Licensed Products in accordance with sound and ethical business and scientific practices, and in compliance with all Laws, including good manufacturing practices, good clinical practices, and good laboratory practices (as all such “good practices” can be broadly defined), and also including all applicable data privacy and data protection laws. In addition, Licensee shall not knowingly use in any capacity, in connection with its development, manufacture or Commercialization of the Compound or Licensed Product any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and Licensee shall inform Licensor in writing immediately to the extent it becomes aware that it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its development, manufacture or Commercialization of the Compound or Licensed Product.

3.5    Code of Conduct. Licensee represents, warrants, and covenants that (i) Licensee has and will comply, and Licensee has and will require its employees to comply, with the code of conduct set forth in Exhibit G (“Licensee’s Code”) and (ii) Licensee at all times during the Term will maintain a code of conduct that is consistent with industry standards and substantially similar to the Licensee’s Code. Licensee shall provide Licensor with copies of updates that Licensee may make from time to time to Licensee’s Code.

ARTICLE 4

Royalties and Payment Terms

4.1    Initial Payment. Licensee shall pay to Licensor an initial, non-refundable, non-creditable, license fee of US$[**] within [**] after the Effective Date.

4.2    Equity.

(a)    Issuances. In accordance with the terms of the Restricted Stock Agreement, Licensee has issued to Licensor, on or before the Effective Date and as partial consideration for the licenses granted hereunder, 1,053,457 shares of common stock of Licensee, representing eight percent (8%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance after giving effect to such issuance (the “Shares”). If, at any time, prior to the achievement of the Financing Threshold, Licensee issues Additional Securities that would cause the Shares to represent less than eight percent (8%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis, Licensee shall immediately issue to Licensor, for no additional consideration, such additional number of shares of common stock of Licensee (the “Anti-Dilution Shares”) such that the Shares plus the Anti-Dilution Shares would then represent in the aggregate eight percent (8%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated after giving effect to the anti-dilutive issuance up to the Financing Threshold, but not any issuances in consideration for investment amounts in excess of the Financing Threshold; provided however, that to the extent such Additional Securities are issued pursuant to an equity incentive plan, Licensee shall issue the Anti-Dilution Shares upon the earlier of (a) the end of Licensee’s fiscal year in which the issuances took place and (b) the closing of the next preferred stock financing, in each case, calculated as of the date contemplated by (a) or (b), as applicable. Licensee shall provide Licensor with evidence of the issuance of such Anti-Dilution Shares promptly after their issuance. Such issuances shall continue only up to, and until such time as Licensee has achieved, the Financing Threshold. Thereafter, no additional shares shall be due to Licensor pursuant to this Section 4.2.

(b)    Restrictions. The Anti-Dilution Shares will be subject to the same restrictions as the Shares, (1) a right of first refusal and co-sale agreement and a voting agreement as are applicable to other stockholders of Licensee who hold more than one percent (1%) of the common stock (on an as-converted basis) of Licensee and (2) a prohibition on the transfer of the Shares or Anti-Dilution Shares to any third party that is a Competitor (as defined below) or in any manner that is a violation of applicable securities laws, which restrictions referred to in this clause (2) will be set forth in the Restricted Stock Agreement.

(c)    Right of First Offer. Licensor shall have the right, pursuant to a customary investors’ rights agreement, or other agreement to which Licensor shall become a party, to purchase from Licensee in offerings of equity securities by Licensee after the Financing Threshold has been achieved, subject to certain customary conditions and exceptions and on the same terms and conditions offered to other purchasers of such equity securities, that portion of such equity securities as equals the proportion that the common stock then held by Licensor (including all shares of common stock then issuable upon conversion and/or exercise, as applicable, of preferred stock and any other equity securities then held by Licensor) bears to the total common stock of Licensee then outstanding on a Fully-Diluted Basis. The foregoing right of first offer will terminate if Licensor fails to purchase, in any transaction subject to such right of first offer, all of Licensor’s pro rata amount of such equity securities allocated (or, if less than Licensor’s pro rata amount is offered by Licensee, such lesser amount so offered) to Licensor.

(d)    Board Observer. For so long as Licensor holds of record at least fifty percent (50%) of the shares of capital stock issued to Licensor in accordance with this Section 4.2, Licensee shall invite one designee of Licensor to attend all meetings of the Board of Directors of Licensee (the “Board”) in a nonvoting observer capacity and, in this respect, shall give such designee copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided and shall, as a condition to their attendance at meetings of the Board and receipt of information and materials hereunder, sign a confidentiality agreement with Licensee in such form as Licensee may reasonably request; and provided further, that Licensee reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof (i) if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Licensee and its counsel (on the advice of Licensor’s counsel), would result in disclosure of trade secrets to persons or parties other than such designee or Licensor or would cause a conflict of interest, or (ii) if such designee or Licensor is a Competitor (as defined below).

(e)    Transferability. Any common stock of Licensee held by Licensor, along with its associated rights and obligations, shall be transferable in its and their entirety, to any third party or Affiliate of Licensor who is not a Competitor of Licensee; provided that such transfer complies with any applicable securities laws and the restrictions on transfer set forth in the Restricted Stock Agreement and any applicable right of first refusal and co-sale agreement to which Licensor is a party and with the terms of any applicable investors’ rights agreement or voting agreement to which Licensor is a party. “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business that is actively researching, developing or commercializing a PDE9 Inhibitor or other product in the Field, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds an equity interest in any Competitor and has not designated (and does not hereafter designate) any person as a member of the board of directors or a board observer of such Competitor.

(f)    Information. Upon request, but no more frequently than [**], Licensee will deliver to the Licensor a statement of the outstanding capital stock of Licensor on a Fully Diluted Basis in sufficient detail as to permit Licensor to calculate its percentage equity ownership in Licensor.

(g)    Termination. The rights of Licensor set forth in Sections 4.2(a), (c), (d) and (f) shall terminate and be of no further force or effect (i) immediately before the consummation of the means Licensee’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) immediately before Licensee becomes a reporting company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; or (iii) immediately before the closing of a Change in Control, whichever event occurs first. For purposes of this Agreement, “Change in Control” means: (a) any merger or consolidation in which (1) Licensee is a constituent party or (2) a subsidiary of Licensee is a constituent party and Licensee issues equity securities pursuant to such merger or consolidation except any such merger or consolidation involving Licensee or a Subsidiary of Licensee in which the equity securities outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Licensee or any subsidiary of Licensee of all or substantially all the assets of Licensee and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Licensee if substantially all of the assets of Licensee and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of Licensee. Notwithstanding anything to the contrary in this paragraph, the sale of equity securities by Licensee for capital raising purposes in a financing transaction shall not be deemed a Change in Control.

4.3    Milestone Payments.

(a)    Licensed Product Milestone Payments. Licensee shall pay Licensor the applicable, non-refundable, non-creditable, milestone payment set forth below upon the first achievement of each milestone event set forth below by or on behalf of Licensee or a Related Party.

Milestone Event	Milestone Payment
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

(b)    Licensee PDE9 Product Milestone Payments. Licensee shall pay Licensor the applicable, non-refundable, non-creditable, milestone payment set forth below upon the first achievement of each milestone event set forth below by or on behalf of Licensee or a Related Party.

Milestone Event	Milestone Payment
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

(c)    General Provisions Regarding Milestone Payments. The milestone events set forth in this Section 4.3 are intended to be successive. If a clinical trial milestone event is achieved (“Achieved Milestone”) by Licensee or a Related Party prior to the achievement of one or more prior clinical trial milestone events (each a “Skipped Milestone”) by Licensee or a Related Party, each such Skipped Milestone shall be deemed to have been achieved and payment of the associated clinical trial milestone payment(s) shall be due with payment of the clinical trial milestone payment for the Achieved Milestone.

Licensee shall notify Licensor of the achievement of a milestone event set forth in Section 4.3(a) or (b) above within [**] after its achievement and shall make the corresponding, non-refundable, non-creditable, milestone payment to Licensor within [**] after the receipt of an invoice from Licensor (which invoice shall be dated on or after the date of such notice). The failure to provide any such notice shall not excuse Licensee from its obligation to make any milestone payment.

Each of the milestone payments provided above in Section 4.3(a) or (b) above is payable only once under this Agreement regardless of how many times the corresponding event is achieved by or on behalf of Licensee or a Related Party with respect to one or more Products.

4.4    Royalties.

(a)    Royalties on Net Sales of Licensed Products. Licensee shall pay running royalties to Licensor on the aggregate annual Net Sales of Licensed Products during the applicable Royalty Term (such Royalty Term determined on a Licensed Product-by-Licensed Product and country-by-country basis) at the applicable royalty rates set forth below:

Annual Net Sales of a Licensed Product	Royalty Rate
On the portion of worldwide annual Net Sales less than or equal to $[**]	[**]	%
On the portion of worldwide annual Net Sales greater than $[**] but less than or equal to $[**]	[**]	%
On the portion of worldwide annual Net Sales greater than $[**]	[**]	%

The Parties acknowledge and agree that the royalty rates set forth above, and the Royalty Term during which such royalty rates will apply, have been negotiated by the Parties and take into consideration the transfer of, license to, and use of Know-How and materials, including the Licensed Compounds, in addition to licenses granted under the Licensed Patent Rights during the Royalty Term. Furthermore, the royalty rates have been specifically negotiated to remain constant during the Royalty Term, instead of having higher royalty rates when and where there is a Valid Claim within the Licensed Patent Rights.

(b)    Royalties on Net Sales of Licensee PDE9 Products. Licensee shall pay running royalties to Licensor on the aggregate annual Field of Use Sales of Licensee PDE9 Products during the applicable Royalty Term (such Royalty Term determined on a Licensed Product-by-Licensed Product and country-by-country basis) at the applicable royalty rates set forth below:

Annual Net Sales of a Licensee PDE9 Product	Royalty Rate
On the portion of worldwide annual Field of Use Sales less than or equal to $[**]	[**]	%
On the portion of worldwide annual Field of Use Sales greater than $[**] but less than or equal to $[**]	[**]	%
On the portion of worldwide annual Field of Use Sales greater than $[**]	[**]	%

(c)    No Multiple Royalties. The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Licensed Product or Field of Use Sales of the same unit of a Licensee PDE9 Product. If the manufacture, use, sale or import of any Licensed Product is Covered by more than one Valid Claim of the Licensed Patent Rights or encompasses or uses more than one element of Licensed Know-How, multiple royalties shall not be due.

4.5    Calculation of Royalty Tiers. In determining the royalty rates on Net Sales of Licensed Products under Section 4.4(a), Net Sales of Licensed Products shall not be included in such determination after the expiration of the applicable Royalty Term with respect to such Licensed Product. In determining the royalty rates of Field of Use Sales under Section 4.4(b), Field of Use Sales of Licensee PDE9 Products shall not be included in such determination after the expiration of the applicable Royalty Term with respect to such Licensee PDE9 Product.

4.6    Reports, Payments and Accounting.

(a)    Reports and Payments. Licensee shall deliver to Licensor, within [**] after the end of each calendar quarter commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs, a written report of Net Sales of the Licensed Products that are subject to royalty payment obligations to Licensor for such calendar quarter. Licensee shall deliver to Licensor, within [**] after the end of each calendar quarter commencing with the calendar quarter in which the First Commercial Sale of a Licensee PDE9 Product occurs, a written report of Field of Use Sales of Licensee PDE9 Products that are subject to royalty payment obligations to Licensor for such calendar quarter. Such quarterly reports shall indicate (i) gross sales, Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis or Field of Use Sales on a Licensee PDE9 Product-by-Licensee PDE9 Product and country-by-country basis, as the case may be, and (ii) the calculation of payment amounts owed to Licensor. When Licensee delivers such accounting to Licensor, Licensee shall also deliver all amounts due under Section 4.4 to Licensor for the calendar quarter.

(b)    Audits by Licensor. Licensee shall keep, and shall require the Related Parties to keep, records of the latest [**] relating to gross sales and Net Sales of Licensed Products and Field of Use Sales of Licensee PDE9 Products that, in each case, are subject to royalty payment obligations to Licensor. For the sole purpose of verifying Licensee’s compliance with its payment obligations hereunder, Licensor shall have the right no more than [**] (except [**]), and no more than [**] (except [**]), at Licensor’s expense, to cause an independent, certified public accountant (chosen by Licensor and reasonably acceptable to Licensee) to review such records in the location(s) where such records are maintained by Licensee or its applicable Affiliate(s) upon reasonable notice and during regular business hours. The results of such review shall be made available to Licensee at the same time as such results are made available to Licensor. If the review reflects an underpayment to Licensor, such underpayment shall be promptly remitted to Licensor, together with interest calculated in the manner provided in Section 4.6(c). If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, Licensor shall be entitled to have Licensee pay all of the reasonable costs of such review, and such review shall not count as the [**] review Licensor is entitled to conduct hereunder. Licensor shall not have the right to audit Sublicensee(s) directly, but in connection with an audit of Licensee under this Section 4.6(b), Licensor shall have the right to cause Licensee to audit the applicable sublicensee(s) using the independent, certified public accountant conducting the audit under this Section 4.6(b). Each report provided by Licensee shall be deemed final and not subject to challenge, except in the event of fraud or other willful misconduct, [**] after the date furnished to Licensor.

(c)    Late Payments. Licensee shall pay interest to Licensor on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the prime rate in the United States of Citibank, NA (or its successor bank) as in effect on the date such payment is due plus (i) with respect to the first late payment hereunder, [**] percent ([**]%), and (ii) with respect to any subsequent late payment hereunder, [**] percent ([**]%), for the period during which such payment remains overdue.

(d)    Mode of Payment; Currency Conversion. All payments under this Agreement, shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as Licensor may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. Dollars), Licensee shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents using Licensee’s (or its Related Party’s) standard conversion methodology consistent with U.S. generally accepted accounting principles (GAAP) or international financial reports standards (IFRS), as applicable, in a manner consistent with such Person’s normal practices used to prepare its audited financial reports; provided that, such practices use a widely accepted source of published exchange rates.

(e)    Taxes. If Licensee is required to withhold taxes imposed upon royalty payments or other payments due hereunder, then [**]. Licensee shall provide to Licensor [**]. Licensee shall provide Licensor with reasonable assistance in efforts by Licensor to [**] as far as possible under the provisions of any relevant tax treaty or other statutory or regulatory provision.

ARTICLE 5

Intellectual Property Protection and Related Matters

5.1    Ownership. Ownership of Inventions shall follow inventorship. The determination of inventorship for Inventions and other intellectual property made in connection with this Agreement shall be in accordance with the Laws of the United States as if such Inventions were made in the United States.

5.2    Prosecution and Maintenance of Licensed Patent Rights.

(a)    Licensor shall have the sole right, at its sole expense and discretion, to Prosecute and Maintain Licensed Patent Rights in countries other than Listed Countries and shall provide Licensee with prompt written notice of the countries in which it exercises such right.

(b)    Subject to Section 5.2(a), Licensee shall have the right, at is sole expense and discretion, to Prosecute and Maintain all Patent Rights owned or controlled by Licensee. In addition, Licensee shall have the first right, at its sole expense and discretion, to Prosecute and Maintain all Licensed Patent Rights in the Listed Countries. In the event Licensee fails or chooses not to Prosecute or Maintain any Licensed Patent Rights in a Listed Country, Licensor shall have the right, but not the obligation, at its sole expense and discretion, to Prosecute and Maintain such Licensed Patent Rights in such Listed Country. Prior to exercising such right, Licensor shall consult with Licensee and give good faith consideration to Licensee’s reasons for not Prosecuting and Maintaining such Licensed Patent Rights in such Listed Country.

(c)    With respect to the Prosecution and Maintenance of Licensed Patent Rights, Licensee shall: (i) choose patent counsel reasonably acceptable to Licensor; and (ii) instruct such patent counsel to furnish Licensor with copies of all correspondence relating to the Licensed Patent Rights received from the United States Patent and Trademark

Office and any other patent office promptly after receipt (but in any event, no later than [**] after it is received), (iii) instruct such patent counsel to furnish Licensor with copies of all correspondence relating to the Licensed Patent Rights sent to the United States Patent and Trademark Office and any other patent office promptly after it is sent (but in any event, no later than [**] after it is sent), and (iv) instruct such patent counsel to furnish Licensor with copies of all proposed filings or other correspondence to the United States Patent and Trademark Office and any other patent office sufficiently in advance of such filing to permit Licensor a reasonable opportunity to review and comment on such response. Licensee [**] the comments and requests of Licensor with respect to the Prosecution and Maintenance of the applicable Licensed Patent Rights. During the Term, Licensee shall notify Licensor at least [**] in advance of the next deadline if (A) Licensee decides that it does not wish to continue paying for the Prosecution and Maintenance of a particular patent or patent application within the Licensed Patent Rights in the Listed Countries for which no substitute has been filed, or (B) Licensee decides that it intends to expressly abandon claim scope in a particular patent or patent application within the Licensed Patent Rights. In such cases (A) or (B), Licensor shall have the right to assume sole responsibility for Prosecution and Maintenance of the respective patent or patent application within the Licensed Patent Rights, after consultation with Licensee and good faith consideration to Licensee’s reasons for not Prosecuting or Maintaining the applicable respective patent or patent application (and, if the Licensor assumes such responsibility, with respect to clause (B), such sole responsibility will be assumed for the claim scope by filing a continuing application restricted to such abandoned claim scope). If Licensor assumes such responsibility, then Licensor shall be deemed the new Prosecuting Party and: (1) Licensor may designate any counsel of its choice to handle the Prosecution and Maintenance of such patent or patent application or of the continuing application; (2) Licensor, shall solely bear the cost of such Prosecution and Maintenance; and (3) Licensee shall cooperate reasonably, at its sole cost and expense, with Licensor in such Prosecution and Maintenance.

(d)    Both Parties shall cooperate with each other and patent counsel in Prosecution and Maintenance of the Licensed Patent Rights in all countries, including, as applicable, (i) providing patent counsel with data and other information as appropriate with respect thereto, (ii) providing [**] and (iii) executing any other required documents or instruments for such Prosecution and Maintenance.

(e)    The Party controlling the Prosecution and Maintenance of the applicable Licensed Patent Rights in accordance with Section 5.2(a), (b) or (c), as applicable, is referred to as the “Prosecuting Party”. The Prosecuting Party shall be responsible for all fees and costs charged by patent counsel with respect to the Prosecution and Maintenance of the applicable Licensed Patent Rights and all other out-of-pocket costs and expenses incurred by the Prosecuting Party in connection with such Prosecution and Maintenance of the applicable Licensed Patent Rights during the Term. For clarity, such expenses shall not include any expenses of the other Party incurred by such other Party in connection with (i) its rights to review and comment on patent prosecution, (ii) its rights to undertake enforcement actions, or (iii) any actions undertaken by such other Party other than at the Prosecuting Party’s request.

5.3    Third Party Infringement.

(a)    Each Party shall notify the other Party promptly of any knowledge it acquires of any actual or potential infringements of the Licensed Patent Rights with respect to any activities of a Third Party in the Field in any country in the world. In the event that Licensee or Licensor becomes aware of any such suspected infringement of any Licensed Patent Right, or such Licensed Patent Right is challenged by such Third Party in any action or proceeding (a suit brought against such an infringement or to defend against such a challenge, an “Infringement Action”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.

(b)    As between the Parties, Licensee will have the first right, but not an obligation, to bring any Infringement Action in the Listed Countries at Licensee’s expense and with counsel of its choice. Upon Licensee’s request, Licensor will reasonably assist Licensee in the bringing, prosecution and maintenance of any such Infringement Action, at Licensee’s cost and expense. For clarity, such expenses shall not include any expenses of Licensor incurred by Licensor in connection with (i) Licensor’s review and comment on such Infringement Action, which opportunity Licensee offers Licensor as a courtesy, (ii) any Infringement Actions undertaken by Licensor, or (iii) in connection with any actions undertaken by Licensor other than at Licensee’s request. Licensor agrees to be named as a party to such Infringement Action if necessary to bring or maintain such Infringement Action and further agrees to participate in such Infringement Action, at Licensee’s sole expense, solely to the extent such participation is legally required to bring or maintain such Infringement Action.

(c)    If Licensee withdraws from an Infringement Action or does not bring an Infringement Action within [**] after notice of the existence of an infringement or challenge, Licensor, after consultation with Licensee and good faith consideration to Licensee’s reasons for not undertaking or maintaining such Infringement Action, shall have the right, but not the obligation, to bring or maintain such Infringement Action at Licensor’s sole expense, in its own name and entirely under its own direction and control. Licensee agrees to be named as a party to such Infringement Action if necessary to bring or maintain such Infringement Action and further agrees to participate in such Infringement Action, at Licensor’s sole expense, solely to the extent such participation is legally required to bring or maintain such Infringement Action. Licensee may be represented by counsel of its own choosing in any such Infringement Action brought by Licensor in which Licensee is a named party or for which Licensee’s participation is legally required.

(d)    The Party bringing, prosecuting or maintaining an Infringement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of the action or proceeding and shall give the other Party a reasonable opportunity in advance to consult with the Enforcing Party and offer its views about material decisions affecting such action or proceeding.

(e)    Unless otherwise agreed by the Parties in writing, the amount of any recovery from an Infringement Action shall first be applied to the out-of-pocket costs of both Parties in connection with such Infringement Action by both Parties, and then (i) if Licensee was the Enforcing Party, Licensor shall receive an amount equal to the [**], and the remaining portion of such recovery shall be paid to Licensee, or (ii) if Licensor was the Enforcing Party, the remaining portion of such recovery shall be paid [**] percent ([**]%) to Licensor and [**] percent ([**]%) to Licensee.

(f)    If Licensee is the Enforcing Party, no settlement of any Infringement Action which restricts the scope of, or otherwise adversely affects, a Licensed Patent Right shall be entered into by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed or conditioned. If Licensor is the Enforcing Party, no settlement of any Infringement Action which restricts or adversely affects the scope of the licenses granted by Licensor to Licensee under the terms of this Agreement, will be entered into by Licensor without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned.

5.4    Patent Invalidity Claim. During the Term, each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party against a Licensed Patent Right of which such Party becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding or similar proceeding in a Listed Country. To the extent such action is in connection with an enforcement of such Patent Right under Section 5.3, Licensee’s rights with respect to defending any such Patent Right in any such proceeding shall correspond to those set forth in Section 5.3, and the non-enforcing Party, shall cooperate fully with the enforcing Party in preparing and formulating a response to such legal or administrative action.

5.5    Patent Term Extensions. Licensee shall have the [**] right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Product in the Field, including with respect to any Licensed Patent Right in any Listed Country, and Licensor shall reasonably cooperate with Licensee in connection therewith. Licensor shall have the [**] right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Patent Right in any country other than a Listed Country, and Licensee shall reasonably cooperate with Licensor in connection therewith.

5.6    Patent Marking. Licensee agrees to comply with the patent marking statutes in each country in which Licensed Products are sold by or on behalf of Licensee and/or its Affiliates or sublicensees.

ARTICLE 6

Confidentiality

6.1    Confidential Obligations. Each Party shall (a) maintain in confidence the Confidential Information of the other Party to the same extent such Party maintains its own confidential information, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party (except as permitted pursuant to Section 6.3 below), and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

6.2    Exceptions to Confidentiality. Notwithstanding the foregoing, the obligations of confidentiality set forth in Section 6.1 shall not apply to information that, in each case as demonstrated by competent written documentation:

(a)    is publicly disclosed or made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)    was known to the receiving Party, without any obligation to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party, as shown by the receiving Party’s files and records;

(c)    is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)    has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

(e)    has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

6.3    Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)    Prosecuting and Maintaining Patent Rights in accordance with this Agreement; provided that the non-filing Party whose Confidential Information is being disclosed is given a reasonable opportunity to review the proposed disclosure of such Confidential Information and the filing Party considers in good faith any comments provided by the non-filing Party;

(b)    communicating and making filings with Regulatory Authorities or otherwise complying with Laws or submitting information to tax or other governmental authorities; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(c)    for Regulatory Approval of Licensed Products; provided that Licensor is given a reasonable opportunity to review the proposed disclosure of such Confidential Information and Licensee considers in good faith any comments provided by Licensor;

(d)    to its Affiliates, and to prospective and actual acquirers, lenders, licensees, and sublicensees, and to each of their employees, consultants, contractors, agents, accountants, lawyers, advisors, investors and underwriters, on a need to know basis, each of whom, in the case of Third Parties, prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use equivalent in scope to those set forth in this Article 6; or

(e)    to the extent mutually agreed to in writing by the Parties

6.4    Scientific Publications. Licensee and its Affiliates and Sublicensees shall provide Licensor with a copy of any manuscript, abstract or other proposed publication relating to the Licensed Compounds or Licensed Technology (a “Publication”), prior to submission thereof to a publisher or to any third party, and in any case, not less than [**] prior to any public disclosure, for the purpose of protecting proprietary or intellectual property of Licensor that might be contained in such Publication. Following receipt of such proposed Publication, Licensor shall have the right to cause Licensee or its Affiliates or Sublicensees, as applicable, to (i) withhold publication or other public disclosure thereof for a period of up to [**] in order to provide Licensor time to obtain appropriate intellectual property protection thereof and (ii) remove any proprietary, or otherwise confidential, information of Licensor contained in such Publication.

6.5    Press Releases and Other Permitted Disclosures.

(a)    Licensor and Licensee each agree not to disclose any of the terms and conditions of this Agreement to any Third Party, except as described below in this Section 6.5 or as otherwise agreed in writing by the Parties. The Parties have agreed on a press release to be issued by Licensee announcing this Agreement after the Effective Date in substantially the form set forth in Exhibit H. Subject to the other provisions of this Agreement, no other press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party without the prior written approval of the other Party; provided, that, notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Licensor shall have the right to make any public disclosures, including publishing articles, related to the Licensed Products or Licensed Compounds that Licensor has disclosed to Licensee that Licensor is planning as of the Effective Date. If disclosure of the terms and conditions of this Agreement, including the amount of a milestone payment, or its filing publicly is required by Law or applicable stock exchange regulation, or by order or other ruling of a competent court, as set forth in Section 6.5(c), then Licensor or Licensee, as the case may be, may also disclose such terms or this Agreement in a public statement or disclosure. Once any public statement or public disclosure has been approved in accordance with this Section 6.5, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

(b)    Either Party may disclose publicly the identity and stage of development of any Licensed Product or Licensed Compound; provided, however, that Licensor shall not have the right to disclose publicly such identity or stage of development of a Licensed Product or Licensed Compound comprising or containing a Designated Compound unless Licensee, or Licensor prior to the Effective Date, or the Parties jointly in accordance herewith, has previously disclosed such identity or stage of development. Either Party may disclose the fact that a milestone payment has been paid hereunder. Neither Party shall disclose the financial terms of this Agreement or the amount of any milestone payment, except as provided for, and in accordance with, Section 6.5(a); provided, however, that if and to the extent such financial terms or amount of a milestone payment has been reported publicly by a Party as permitted pursuant to Section 6.5(a) or Section 6.5(c), then either Party may subsequently communicate information contained in such permitted disclosure. For purposes of this Section 6.5(b), the identity of a Licensed Product shall include its, and its corresponding Licensed Compound’s, structure, mechanism of action, molecular class, name, acronym, and stage of development.

(c)    Notwithstanding the foregoing provisions of this Article 6, a Party may disclose the existence and terms of this Agreement where required, as reasonably determined by the legal counsel of the disclosing Party, by Law, by applicable stock exchange regulation or by order or other ruling of a competent court, although, to the extent practicable under Law and applicable stock exchange regulation or court, the other Party shall be given at least [**] advance notice of any such legally required disclosure to comment and the disclosing Party shall reasonably consider such comments provided by such other Party on the proposed disclosure. In case either Party is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing Party to the extent permissible upon the advice of legal counsel, and the filing Party shall provide the other Party a copy of such redacted Agreement in advance of such SEC Filing to enable the other Party to review and comment on the scope of such redaction; provided that the filing Party shall consider in good faith any comments provided by such other Party.

ARTICLE 7

Representations and Warranties

7.1    Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

7.2    Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

7.3    No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

7.4    Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Section 6. The Parties acknowledge and agree that the obligations of confidentiality imposed by Danish law on Licensor and its employees satisfy the requirements of Article 6.

7.5    Intellectual Property. Licensor represents and warrants to Licensee that (a) Licensor owns the entire right, title and interest in and to the Primary Patent Cases, free and clear of all liens, charges, and encumbrances, (b) Licensor has the right to grant to Licensee the rights and licenses under the Licensed Patent Rights, existing as of the Effective Date, granted in this Agreement and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Licensed Patent Rights in any manner inconsistent with the terms hereof, and will not take any of the foregoing actions in any manner inconsistent with the terms hereof, (c) none of the Licensed Patent Rights, existing as of the Effective Date, was, to the actual knowledge of Licensor’s employees involved in the negotiation of this Agreement or prosecution of the Primary Patent Cases, fraudulently procured from the relevant governmental patent granting authority, (d) as of the Effective Date, there is, to the actual knowledge of Licensor’s employees involved in the negotiation of this Agreement or prosecution of the Primary Patent Cases, no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened in writing, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges Licensor’s ownership of the Licensed Patent Rights or makes any adverse claim with respect thereto, and, to the knowledge of Licensor’s employees involved in the negotiation of this Agreement or prosecution of the Primary Patent Cases, there is no basis for any such claim, demand or proceeding, (e) to the actual knowledge of Licensor, as of the Effective Date, the Licensed Patent Rights [**], and (f) the Licensed Patent Rights include all Patent Rights that (i) are owned or exclusively licensed by Licensor as of the Effective Date and (ii) Cover the Licensed Compounds or their use in the Field.

7.6    No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-

INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 8

Indemnification; Insurance; and Limitation on Damages

8.1    By Licensee. Licensee agrees to defend Licensor, its Affiliates and their respective directors, officers, employees and agents at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement or (ii) product liability, personal injury, property damage or other damage resulting from the development, manufacturing or Commercialization of Compounds, Compound Improvements, Licensed Products or Licensee PDE9 Products by or on behalf of Licensee or its Affiliates or Sublicensees.

8.2    By Licensor. Licensor agrees to defend Licensee, its Affiliates and their respective directors, officers, employees and agents at Licensor’s cost and expense, and shall indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Licensor of any of its representations, warranties or obligations pursuant to this Agreement or (ii) product liability, personal injury, property damage or other damage resulting from the development, manufacturing or Commercialization of Compound Improvements or Licensed Products by or on behalf of Licensor or its Affiliates or licensees other than by or on behalf of Licensee (or its Affiliates or (sub)licensees).

8.3    Procedures. A Party entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim, suit, action or demand for which indemnification is sough under this Agreement. Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if that the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

8.4    Insurance. Licensee shall procure and maintain insurance, including general liability insurance and, starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Licensee or its Affiliates or Sublicensees, product liability insurance, in each case adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated, which insurance shall identify Licensor as an additional insured starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Licensee or its Affiliates or Sublicensees. It is understood that any such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Article 8. Licensee shall provide Licensor with written evidence of such insurance upon request. Licensee shall provide Licensor with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which could adversely affect rights hereunder.

8.5    No Consequential or Punitive Damages. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THE FORGOING LIMITATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO (1) A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, (2) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (3) WITH RESPECT TO A PARTY’S BREACH OF ITS OBLIGATIONS OF [**] HEREUNDER.

ARTICLE 9

Term and Termination

9.1    Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Section 9, and otherwise remains in effect until the expiration of all payment obligations hereunder.

9.2    Termination for Material Breach. Upon any material breach of this Agreement by either Party, the other Party may terminate this Agreement by providing [**] prior written notice ([**] prior written notice with respect to a payment breach) to the breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] (or [**], as applicable) period unless the breaching Party cures such breach during such [**] (or [**], as applicable) period.

9.3    Termination for Bankruptcy. To the extent allowed under Law, either Party shall have the right to terminate this Agreement in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring) that is not dismissed or otherwise disposed of within [**] thereafter and/or the administrator of the bankruptcy estate or the Party under in-court restructuring has not, within [**] after the receipt of an inquiry from the other Party, confirmed that the bankruptcy estate or the Party under in-court restructuring will adopt this Agreement.

9.4    Termination for Convenience. Licensee may terminate this Agreement, at any time and for any reason or no reason, by providing six (6) months’ prior written notice to Licensor. The termination shall become effective at the end of the six (6) month period.

9.5    Patent Challenge Termination by Licensor. Licensor will be permitted to terminate this Agreement following written notice to Licensee if Licensee or any of its Affiliates, Sublicensees or subcontractors, directly or indirectly (i) initiate or request an interference, inter partes review, post grant review or opposition proceeding with respect to or (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, any Licensed Patent Right, or (iii) oppose Licensor’s exercise of its rights under Section 5.5 to obtain any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent Right, and such Person has not ceased the applicable activities set forth in the foregoing clauses (i)-(iii) within [**] after such notice. For the avoidance of doubt, an action by or on behalf of Licensee in accordance with Article 5 of this Agreement to amend claims within a pending patent application of the Licensed Patent Rights or to make any submission to any patenting agency in compliance with an obligation of disclosure similar to that in Rule 56 before the United States Patent and Trademark Office (provided, that, such obligation of disclosure is not triggered by any of the activities set forth in the foregoing clauses (i)-(iii)), or to abandon a patent application included in the Licensed Patent Rights during the course of Licensee’s Prosecution and Maintenance of any such pending patent application, during the course of Licensee’s Prosecution and Maintenance of such pending patent application or in defense of a Third Party proceeding, shall not constitute an activity under the foregoing clauses (i)-(iii) of this Section 9.5.

9.6    Continued Sales. For a period of [**] after the effective date of termination of this Agreement, other than termination by Licensor pursuant to Section 9.2, if such termination occurs after Regulatory Approval of a Licensed Product, Licensee and its Affiliates shall be entitled to sell any of the Licensed Products remaining in inventory in accordance with the terms of this Agreement to the extent such Licensed Products were being sold at the time of termination, provided that such sales and related activities shall be subject to the terms and conditions of this Agreement, including the royalty and milestone provisions of this Agreement.

9.7    Effects of Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for the Licensed Product sold prior to such expiration or termination. Except as expressly provided otherwise herein, termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination. In the event of any early termination of this Agreement, the Parties will work together in good faith to determine and implement reasonable wind-down procedures with respect to relevant Licensed Product- and Licensed Compound-related activities ongoing at the time of such termination, which shall include continuation of the licenses granted to Licensee hereunder (and subject to the continuing terms and conditions of this Agreement) to permit Licensee and its Affiliates and Sublicensees to continue and complete any ongoing clinical trials of Licensed Products and to make or have made such Licensed Products as necessary to continue and complete such clinical trials; provided, however, in that the event such termination is by Licensor pursuant to Section 9.2, such activities shall be limited to those necessary for Licensee to comply with regulatory obligations, or medical or ethical obligations to patients consistent with industry standards.

9.8    Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 (to the extent necessary to give effect to other surviving provisions), 6 and 10, and Sections 2.1(d), 2.7, 3.5, 4.6, 8.1, 8.2, 8.3, 8.4 (only for so long as a Licensed Product is being developed or commercialized by or on behalf of Licensee or its Affiliates or Sublicensees and for a period of [**] after the last date on which a Licensed Product was being developed or commercialized), 8.5, 9.6 (for the period set forth therein), 9.7 and this Section 9.8. In addition, if Licensee terminates this Agreement pursuant to Section 9.4, or if Licensor terminates this Agreement pursuant to Section 9.2, 9.3 or 9.5, or if this Agreement expires, then Licensee’s obligations to pay milestones and royalties for Licensee PDE9 Products pursuant to Sections 4.3(b) and 4.4(b), respectively, shall survive the effective date of such termination.

ARTICLE 10

Miscellaneous Provisions

10.1    Governing Law; Language. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, U.S.A., excluding application of any conflict of laws principles that would require application of the laws of a jurisdiction outside of New York, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in New York, New York. The Parties hereby expressly consent to the jurisdiction of such courts and irrevocably waive any objection to jurisdiction or venue. This Agreement and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English.

10.2    Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile number of the parties:

If to Licensor:

H. LUNDBECK A/S,

Ottiliavej 9

DK-2500 Valby,

Copenhagen,

Denmark

Attention: Corporate Development

With a copy to the attention of General Counsel, Corporate Legal, at the same address

If to Licensee:

IMARA, INC.

700 Technology Square, 3rd Floor

Cambridge, MA02139 U.S.A.

Attention: Chief Executive Officer

With a copy to:

WilmerHale LLP

60 State Street

Boston, MA 02109

U.S.A.

Attention: Richard A. Hoffman, Esq.

Fax: 617-526-5000

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.2.

10.3    Assignment. Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that (a) Licensor may assign this Agreement, in its entirety, without the consent of Licensee in connection with the assignment or exclusive license of all of Licensor’s right, title and interest in all intellectual property which is licensed to Licensee under this Agreement, and (b) Licensee may assign this Agreement, in its entirety, without the consent of Licensor, (i) in connection with a merger, consolidation, transfer, or sale of all or substantially all of its business or assets related to this Agreement, to an assignee so long as such assignee has [**] at least $[**] or (ii) to an Affiliate so long as Licensee and such Affiliate assignee arrange to duplicate, as nearly as practicable, the anti-dilution protection and other rights provided to Licensor under this Agreement and the Restricted Stock Agreement.

10.4    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

10.5    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.

10.6    Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

10.7    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision.

10.8    Use of Name. Licensee shall not use Licensor’s name (except in connection with disclosures permitted under Article 6) or logo without Licensor’s express prior written consent, which consent may be granted in the context of the Parties mutually approving a press release or other public disclosure related to this Agreement.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.10    Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts for a company of its size and resources to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.11    Dispute Resolution.

    (a)    Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(i)    A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [**] after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [**] period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the “AAA”). The arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(ii)    Within [**] after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(iii)    The arbitrator shall set a date for a hearing, which shall be no later than [**] after the submission of written proposals pursuant to Section 10.11(a)(ii), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(iv)    The arbitrator shall use his or her best efforts to rule on each disputed issue within [**] after the completion of the hearings described in Section 10.11(a)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(v)    The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator, and costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(vi)    Any arbitration pursuant to this Section 10.11 shall be conducted in New York, New York, U.S.A. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

(b)    No Limitation. Nothing in Section 10.11 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

10.12    Offset Rights. Notwithstanding anything to the contrary in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

10.13    No Third Party Beneficiaries. No Person other than Licensee, Licensor and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.14    Independent Contractors. It is expressly agreed that Licensee and Licensor shall be independent contractors and that the relationship between Licensee and Licensor shall not constitute a partnership, joint venture or agency. Neither Licensee nor Licensor shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

H. LUNDBECK A/S		IMARA, INC.

By:	/s/ Kim Andersen	By:	/s/ James McArthur
Name:	Kim Andersen	Name:	James McArthur
Title:	SVP	Title:	CEO

Exhibit F

Restricted Stock Agreement

[See attached sheets]

EXECUTION COPY

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT is made as of the 11th day of April, 2016 by and among IMARA Inc., a Delaware corporation (the “Company”), and H. Lundbeck A/S, a for profit corporation organized and existing under the laws of Denmark with company registration no. (CVR) 56759913 (the “Purchaser”).

WHEREAS, Company is engaged in the research and development of therapeutics for the treatment of orphan diseases;

WHEREAS, Purchaser possesses certain compounds and related intellectual property rights potentially useful for the research, development, and commercialization of therapeutics for the treatment of orphan diseases; and

WHEREAS, the Company and the Purchaser are entering into an Exclusive License Agreement (the “License Agreement”) on the date hereof, pursuant to which the Company will (i) obtain certain rights to Licensed Products (as defined in the License Agreement) within the Field (as defined in the License Agreement) from the Purchaser and (ii) issue shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Common Stock” and, together with the Special Common Stock, par value $0.001 per share, of the Company, the “Common Stock”) to the Purchaser in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Issuance of Common Shares; Closing.

1.1    On or prior to the Closing (as defined below), the Company shall have authorized the issuance to the Purchaser of 1,055,231 shares of Class A Common Stock (the “Shares”) in accordance with the terms of this Agreement.

1.2    The issuance of the Shares shall take place remotely via the exchange of documents and signatures, at 9:00 a.m., on April 11, 2016, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place is designated as the “Closing”). At the Closing and in consideration of the execution and delivery of the License Agreement by the Purchaser to the Company, the Company shall issue to the Purchaser a certificate in the name of the Purchaser for the Shares. The Purchaser agrees that the Shares shall be subject to the restrictions on transfer set forth in Section 4 of this Agreement.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Closing.

2.1.    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect.

2.2.    Capitalization. The authorized capital stock of the Company consists, immediately prior to the Closing, of:

(a)     43,758,565 shares of Common Stock, 1,834,565 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)    34,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which (i) 3,000,000 shares have been designated Series Seed Preferred Stock, 2,712,960 of which are issued and outstanding immediately prior to the Closing and (ii) 31,000,000 shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

(c)    The Company has reserved 1,582,846 shares of Class A Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Class A Common Stock, all remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

2.3.    Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4.    Valid Issuance of Shares. The Shares, when issued and sold in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the applicable governmental filings with respect to the transactions contemplated by this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1.    Authorization. The Purchaser has full power and authority to enter into this Agreement. When executed and delivered by the Purchaser, this Agreement shall constitute valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2.    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3.    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4.    No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.5.    Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.6.    No General Solicitation. Neither the Purchaser, nor any of its officers, managers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.    Restricted Securities.

4.1.    The Purchaser understands that the Shares and any Anti-Dilution Shares (as defined below) have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares and any Anti-Dilution Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares and any Anti-Dilution Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares or any Anti-Dilution Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and any Anti-Dilution Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.2    The Purchaser will not transfer any Shares and any Anti-Dilution Shares to any Competitor. For purposes of this Agreement, “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business that is actively researching, developing or commercializing a PDE9 inhibitor or other product in the Field, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates (as defined in the License Agreement), holds an equity interest in any Competitor and has not designated (and does not hereafter designate) any person as a member of the board of directors or a board observer of such Competitor.

4.2.    The provisions of this Section 4 shall terminate upon the earlier of the following events:

(a)    the closing of the IPO; or

(b)    the closing of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time).

Agreement in Connection with Initial Public Offering. The Purchaser hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of capital stock or other securities of the Company, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Purchaser if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Purchaser further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all parties subject to such agreements, based on the number of shares subject to such agreements.

Restrictive Legends. All certificates representing Shares and any Anti-Dilution Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

5.    Anti-Dilution Rights.

5.1.    If, prior to the occurrence of the Minimum Investment Event, the Company issues additional Equity Securities, the Company shall promptly issue a number of additional shares of Class A Common Stock to the Purchaser for no consideration to the extent necessary to cause the Purchaser Percentage to be equal to the Floor Percentage (such additional shares, the “Anti-Dilution Shares”); provided that, with respect to any Anti-Dilution Shares issued as a result of the issuance of Equity Securities pursuant to the Stock Plan or other stock incentive plan of the Company, the Company will issue such Anti-Dilution Shares to the Purchaser at the earlier of (a) the end of the Company’s fiscal year in which the issuances took place and (b) the closing of the next Preferred Stock financing.

5.2.    For purposes of this Section 7, the following definitions shall apply:

(a)    The term “Equity Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by the Company after the Closing, (ii) obligations under a purchase agreement for Preferred Stock to acquire additional shares of such Preferred Stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Company performance conditions or (iii) anti-dilution provisions that have not been triggered.

(b)    The term “Floor Percentage” means 8%.

(c)    The term “Fully Diluted Shares” means, as of a specified date, the number of shares of Common Stock then-outstanding plus the number of shares of Common Stock issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under the Stock Plan or any other then-existing stock incentive plan of the Company; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by the Company after the Closing, (ii) obligations under a purchase agreement for Preferred Stock to acquire additional shares of such Preferred Stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Company performance conditions or (iii) anti-dilution provisions that have not been triggered.

(d)    The term “Minimum Investment Event” means one or series of financings since the date of incorporation of the Company pursuant to which the Company receives aggregate cash proceeds of $25,000,000 in exchange for the Company’s capital stock.

(e)    The term “Purchaser Percentage” means the fraction, expressed as a percentage, the numerator of which is the number of shares of Common stock held by the Purchaser and the denominator of which are the Fully Diluted Shares.

7.3    After the occurrence of the Minimum Investment Event, all rights and obligations under this Section 7 shall terminate and be of no further force and effect.

6.    Miscellaneous.

6.1.    Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3.    Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

6.4.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 11.6. If notice is given to the Company, a copy shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Steven D. Singer and Gary R. Schall.

6.7.    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8.    Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Subsection 8.8 shall be binding upon the Purchaser and each transferee of the Shares and/or any Anti-Dilution Shares, each future holder of all such Shares and/or any Anti-Dilution Shares, and the Company.

6.9.    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. For the avoidance of doubt, the provisions of this Agreement shall supersede any conflicting or inconsistent provisions of the License Agreement, and any such provision of the License Agreement shall be of no further force and effect.

6.12.    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.13.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement as of the date first written above.

COMPANY:

IMARA INC.

By:
Name:
Title:

Address:

PURCHASER:

H. LUNDBECK A/S

By:
Name:
Title:

Address:

Exhibit G

Licensee’s Code of Conduct

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Ethics and Conduct (hereafter the “Code”) sets forth legal and ethical standards of conduct for directors, officers, employees and consultants of Imara, Inc. and any spin-out company of Imara (collectively “Imara”). This Code prohibits misconduct and seeks to ensure execution of all business activities in accordance with the highest standards of integrity and in full compliance with all applicable laws and regulations. Any questions regarding this Code or its application in particular situations should be directed to the President and CEO.

COMPLIANCE WITH LAWS, REGULATIONS AND POLICIES

All employees, officers, directors and consultants shall comply with all laws, rules and regulations applicable to Imara wherever it does business, as well as all internal Imara policies and procedures. All employees, officers, directors and consultants shall seek to preserve and protect free and open competition and to avoid abusive behavior that may restrain competition. The failure to comply with any applicable law, rule or regulation or with the standards outlined in Imara’s internal policies and this Code is grounds for disciplinary action, up to and including termination. Certain violations of this Code may require Imara to refer the matter to the appropriate governmental or regulatory authorities for investigation.

CERTIFICATION AND TRAINING

This Code and any supporting or related materials shall be provided to each employee, officer, director and consultant upon commencement of his/her employment or other relationship with Imara and shall also be distributed annually to each employee, officer, director and consultant, all of whom shall certify annually in writing that he/she has received, read, understands and will comply with the Code. In the event that any employee, officer, director or consultant is not able to so certify, he/she shall receive training so that the individual understands the Code and can certify to compliance with it.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees, officers, directors and consultants must deal honestly, ethically and fairly with all Imara suppliers, customers, competitors and employees. Statements regarding Imara activities must not be untrue, misleading, deceptive or fraudulent. Employees, officers, directors and consultants must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF ASSETS

Employees, officers, directors and consultants shall protect all assets of Imara. Theft, carelessness and waste have a direct impact on financial performance. Imara’s assets and services must be used solely for the legitimate business purposes of Imara and not for any personal benefit.

CONFLICT OF INTEREST

All employees, officers, directors and consultants must act in the best interests of Imara and shall refrain from engaging in any activity or otherwise pursing a personal interest that presents a potential conflict of interest. A potential conflict of interest occurs when a personal interest may potentially interfere, or appear to interfere, with the interests of Imara. Any potential conflict of interest should be fully disclosed and discussed with the President and CEO before any potentially conflicting action or interest is taken or pursued by an employee, officer, director or consultant.

CONFIDENTIALITY

Employees, officers, directors and consultants must maintain the confidentiality of information entrusted to them by Imara or other third-party companies, including suppliers, consultants, partners and spin-out companies, except when disclosure is authorized by a supervisor or is otherwise legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, all employees, officers, directors and consultants must take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to Imara or another company, is not communicated within Imara except to others who have a need to know such information to perform their responsibilities for Imara.

Third parties may ask for information concerning Imara and/or its members. Subject to the exceptions noted in the preceding paragraph, employees, officers, directors and consultants (other than authorized spokespersons) must not discuss internal matters with, or disseminate internal Imara information to, anyone outside Imara, except as required in the performance of their duties and after an appropriate confidentiality agreement approved by the President and CEO is in place.

MEDIA INQUIRIES

All media inquiries, whether oral, written, recorded or not recorded must be routed to the President and CEO. No employee, officer, director or consultant is authorized to speak about or on behalf of Imara or the activities of Imara, whether confidential or not confidential, to the media without prior written approval of the President and CEO.

PROMOTIONAL ACTIVITIES

All promotional activities conducted by Imara shall fully comply with all applicable laws, regulations, guidelines and industry standards. Employees, officers, directors and consultants shall (1) not offer any undue or inappropriate benefits in exchange for prescribing, recommending, purchasing, supplying or administering medical products; (2) only use promotional materials approved by Imara and that are up to date, complete, and include citations to the source of information; (3) only carry out promotion of products that have a valid market authorization in the country where the product is distributed and where Imara operates; (4) never engage in off-label promotional activities and only provide information in accordance with applicable local laws, regulations;(5) undergo appropriate promotional practices/activities compliance training as required by Imara; and (6) ensure that all samples provided to healthcare professionals are controlled and fully recorded.

CONTRACTING WITH HEALTHCARE PROFESSIONALS

Imara may contract with healthcare professionals for various services, including service on an advisory board or as a speaker on behalf of the company. Any relationship that Imara establishes with a healthcare professional for consulting services shall first be embodied in a formal, written contract that, at a minimum, sets out the nature of the consulting services to be provided and documents the need for and the professional purpose of all direct and indirect transfers of value whether in cash, in kind or otherwise made to a healthcare professional. The consulting contract shall provide that Imara will not compensate a healthcare professional for time spent traveling unless the consultant is conducting work for the company while traveling. Any compensation to a healthcare professional shall be based solely on the fair-market value of the consulting services to be provided. The consulting contract shall specify that the healthcare professional is engaged as a consultant to Imara and is subject to this Code.

Imara shall maintain systems and procedures to ensure that all transfers of value to healthcare professionals are recorded, reported or disclosed, as required under applicable laws, regulations and standards. In the event that a healthcare professional employed by Imara as a consultant or speaker also serves as a member of a committee that sets formularies or develops clinical guidelines, Imara shall require such consultant/speaker to disclose to that committee the existence and non-confidential nature of his or her relationship with the company.

SUPPORT FOR HEALTHCARE PROFESSIONALS AT CME MEETINGS AND OTHER PROFESSIONAL SCIENTIFIC CONFERENCES

Imara may provide financial assistance for scholarships or other educational funds to permit medical students, residents, fellows and other healthcare professionals in training to attend carefully selected educational conferences as long as the selection of the individuals who will receive such funds is made by the academic or training institution. For the purpose of such funding, carefully selected educational conferences means major educational, scientific or policy-making meetings of national, regional or specialty medical associations.

Except as provided above, Imara may not sponsor the participation of a healthcare professional at a scientific event or CME meeting and it will not compensate healthcare professionals for their time spent at events nor will it pay for any expenses incurred by spouses, family members or other companions of the healthcare professional. Imara shall avoid organizing or sponsoring entertainment, leisure or social activities for healthcare professional at such events. Nothing in this paragraph prevents Imara from compensating a healthcare professional who serves as a consultant to speak or present on behalf of the company at a scientific conference, as long as such compensation is at no more than fair market value and the consultant fully discloses his or her relationship with the company to the conference organizers and the audience.

GIFTS AND GRATUITIES

Employees, officers, directors and consultants may not engage, directly or indirectly, in bribery, including small amount bribes or facilitation payments, or in financial fraud of any kind. Imara may only offer only offer inexpensive informational materials or other items with a professional value for the recipient that are permitted by applicable regulations and industry standards. All employees, officers, directors and consultants must honestly and accurately report all business transactions, including all transfers of value to healthcare professionals. Accurate information is essential to Imara’s ability to meet legal and regulatory obligations and to prevent fraud and corruption.

CHARITABLE DONATIONS

Any donations of money or in-kind donations provided to charitable cause must first be approved by the President and CEO and (1) may only be made to a qualified, tax-exempt charitable organization for bona-fide purposes; (2) may not be made to obtain business advantages and; (3) must adhere to all applicable laws, regulations, guidelines and industry standards.

CLINICAL RESEARCH

Employees, officers, directors and consultants shall ensure that all clinical research activities are performed in accordance with applicable laws, regulations, guidelines and industry standards, including, without limitation, international guidelines, Good Clinical Practice (GCP) and ethical standards that meet international requirements. Furthermore, any employee, officer or consultant must be trained in relevant study procedures and applicable standards prior to participating in clinical research activities.

PHARMACOVIGILANCE

Imara shall maintain an effective pharmacovigilance system that meets applicable international and national laws, regulations, guidelines and industry standards. This system shall be designed to detect and report any suspected adverse events associated with the use of Imara products. Imara shall also maintain systems that allow it to detect and report incidences of counterfeit or suspected counterfeit products.

HUMAN RESOURCES

All activities conducted by Imara shall comply with applicable national and international laws relating to human rights and labor rights. Imara will ensure that it: (1) provides all employees with at least a minimum amount of income to meet their basic needs; (2) provides employees with the right to rest; (3) protects employees against discrimination in the workplace; (4) protects employees against coercion and degrading treatment; (5) respects employees’ rights to freedom of association; and (6) upholds the effective abolition of child labor.

HEALTH, SAFETY AND ENVIRONMENT

Imara shall: (1) maintain health, safety and environment procedures that ensure compliance with applicable laws, regulations, guidelines and industry standards; and (2) ensure that all employees and consultants have the working conditions and knowledge that are required to carry out their responsibilities in a healthy and safe manner that minimizes impacts on the environment.

ANIMAL RESEARCH

Imara shall maintain animal research policies and procedures that comply with all applicable laws, regulations, guidelines and industry standards. Employees, officers and consultants who work with animals may only do so if they receive appropriate education and training.

BOOKS AND RECORDS

All books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. All financial statements must conform to generally accepted accounting rules and policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in any books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation. It is the policy of Imara to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed.

DEALINGS WITH INDEPENDENT AUDITORS

No employee, officer, director or consultant may, directly or indirectly:(1) make a materially false or misleading statement to an accountant in connection with any audit, review or examination of Imara financial statements or the preparation or filing of any document or report; or (2) take any other action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of Imara financial statements.

EXCEPTIONS TO THE CODE

The policies set forth in this Code must be strictly followed. Any employee, officer, director or consultant who believes that an exception to any of these policies is warranted in an individual case must first clear the matter with the President and CEO. The President and CEO shall maintain a record of all requests for exceptions to any of these policies and the disposition of such requests. Any officer or director who seeks an exception to any of these policies must first contact the Chairman of the Board of Directors. Any waiver of this Code for officers or directors may only be made only by the Board of Directors of Imara and will be disclosed as required by law.

REPORTING AND COMPLIANCE PROCEDURES

Any employee, officer, director or consultant who becomes aware of the violation of any law, rule or regulation by Imara (or any employee, officer, director or consultant) shall promptly report the matter to the President and CEO. Imara will investigate all such reports and may report suspected violations of healthcare laws, securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers, directors and consultants shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any individual who reports any such violation.

If the President and CEO receives information regarding an alleged violation of this Code, he/she shall, as appropriate: (1) evaluate such information; (2) inform the Executive Committee of the Board of Directors of the alleged violation if the alleged violation involves an Executive Officer or a Director of the Board; (3) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation; and (4) report the results of any such inquiry or investigation to the Board, along with a recommendation as to the actions to be taken. If the alleged violation involves an officer or a director, the results of any such inquiry or investigation shall be reported to the Executive Committee of the Board of Directors. Employees, officers, directors and consultants are expected to cooperate fully with any inquiry or investigation by Imara regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including termination.

AMENDMENT #1 TO

EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT #1 TO EXCLUSIVE LICENSE AGREEMENT (this “Amendment”) is made as of 21 July 2016, by and between H. Lundbeck A/S, a for profit corporation organized and existing under the laws of Denmark with company registration no. (CVR) 56759913 (“Lundbeck”), and Imara, Inc., a Delaware, U.S.A. corporation (“Imara”).

WHEREAS, Lundbeck and Imara are parties to that certain Exclusive License Agreement dated April 11, 2016, pursuant to which Lundbeck has granted, and Imara has received, an exclusive, royalty-bearing license under the Licensed Patent Rights to develop, make, have made, use, import, offer for sale or sell or otherwise distribute Licensed Products within the Field (the “Agreement”); and

WHEREAS, Lundbeck and Imara now desire to amend the Agreement to augment the Listed Countries thereunder.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lundbeck and Imara hereby agree to be legally bound as follows:

1.	Exhibit E of the Agreement (titled “Listed Countries”) is hereby amended and replaced in its entirety with Exhibit E to this Amendment.

2.

Except as expressly amended by the foregoing, the Agreement shall continue in full force and effect, including defined terms used in this Amendment that are not otherwise defined herein having the definitions set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Amendment as of 21 July 2016.

H. LUNDBECK A/S		IMARA, INC.

By:	/s/ Kim Andersen	By:	/s/ James McArthur
	Authorized Signature		Authorized Signature

	Kim Andersen		James G. McArthur

	Senior Vice President		President and Chief Executive Officer

Amendment Number 2

to

Exclusive License Agreement

This Amendment Number 2 to Exclusive License Agreement (this “Agreement”) dated as of October 9, 2017 (the “Date of this Agreement”) is made by and between IMARA, INC., a Delaware, U.S.A. corporation (“Licensee”) and having an address at 700 Technology Square, 3rd Floor, Cambridge, MA 02139, and H. LUNDBECK A/S, a for profit corporation organized and existing under the laws of Denmark with company registration no. (CVR) 56759913 (“Licensor”) and having an address at Ottiliavej 9, DK-2500 Valby, Copenhagen, Denmark. Licensee and Licensor are parties to that certain Exclusive License Agreement dated as of April 11, 2016 and amended on July 21, 2016 (the “License Agreement”). Licensee and Licensor may be referred to herein individually as a “Party” or, collectively as the “Parties.” All capitalized terms used herein that are not otherwise defined herein shall have their respective meanings as set forth in the License Agreement.

Recitals

WHEREAS, Licensee wishes to expand the Field in which it may exploit the license rights granted to it under the License Agreement, and Licensor is willing to expand such license grant subject to the terms and conditions of this Agreement and the License Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The License Agreement is hereby amended by deleting Section 1.17 in its entirety and substituting therefor the following:

“1.17. “Field” means, alone or in combination, the prevention, treatment or diagnosis of all (i) Hemoglobinopathy (HGP) disorders, and/or (ii) other diseases or disorders, including those directly or indirectly related to hemoglobinopathies, (e.g., Sickle Cell Disease). Notwithstanding the foregoing, or anything to the contrary in this Agreement, the prevention, treatment and/or diagnosis of disorders and/or diseases of the central nervous system (CNS), whether alone or in combination, are excluded from the Field.

2. The License Agreement is hereby amended by deleting the last two milestones set forth in the table in Section 4.3(a) in their entirety and substituting therefor the following four milestones:

[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

*	For purposes of this milestone, “[**]” shall be deemed to be by reference to a [**], and “[**]” includes [**].

3. The License Agreement is hereby amended by deleting the last two milestones set forth in the table in Section 4.3(b) in their entirety and substituting therefor the following four milestones:

[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

*	For purposes of this milestone, “[**]” shall be deemed to be by reference to a [**], and “[**]” includes [**].

4. REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 4.2 Consents. Each Party represents and warrants that as of the Date of this Agreement all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 4.3 No Conflict. Each Party represents and warrants that, as of the Date of this Agreement, the execution and delivery of this Agreement and the amendments to the License Agreement contemplated hereby (a) do not conflict with or violate any requirement of Laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Date of this Agreement.

Section 4.4 Intellectual Property. Licensor represents and warrants to Licensee that Licensor has the right to grant to Licensee the rights and licenses under the Licensed Patent Rights granted in the License Agreement, as amended by this Agreement, and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Licensed Patent Rights in any manner inconsistent with the terms of the License Agreement, as amended by this Agreement.

Section 4.5 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE LICENSE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON- MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR THE LICENSE AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

5. MISCELLANEOUS

Section 5.1 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, except for the License Agreement as amended by this Agreement.

Section 5.2 Governing Law; Language. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, U.S.A., excluding application of any conflict of laws principles that would require application of the laws of a jurisdiction outside of New York, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in New York, New York. The Parties hereby expressly consent to the jurisdiction of such courts and irrevocably waive any objection to jurisdiction or venue. This Agreement and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English. The dispute resolution provisions of the License Agreement shall apply to any dispute arising out of or relating to this Agreement.

Section 5.3 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument

Section 5.4 Effect on License Agreement. Except as expressly modified by the terms of this Agreement, the License Agreement shall remain unchanged and in full force and effect. The License Agreement, as amended by this Agreement, is hereby ratified and affirmed.

Section 5.5 Effectiveness. This Agreement, and its effect as an amendment to the License Agreement, shall be effective as of the Date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have executed this Amendment Number 2 to Exclusive License Agreement as of the date first set forth above.

H. LUNDBECK A/S		IMARA, INC.

By:	/s/ Kim Andersen	By:	/s/ James McArthur
Name:	Kim Andersen	Name:	James McArthur
Title:	Senior Vice President	Title:	CEO and President